Exhibit 99

                        SRS Labs Announces Departure of
             Ted Franceschi, Executive Vice President of Licensing

      Executive VP of Technology and Business Development, Alan Kraemer
           Assumes Responsibility for Sales and Platform Partnerships

    SANTA ANA, Calif., Aug. 2 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions, today announced that Ted Franceschi, executive vice president of licensing and general manager, has left the company to pursue other opportunities, effective July 29. SRS Labs' executive vice president of technology and business development, Alan Kraemer, has assumed responsibility for sales and platform partner relationships for the company; and SRS Labs' vice president of corporate communications, Jennifer Drescher will be taking on a more active role in co-marketing initiatives and customer support.

    Kraemer has over 25 years experience in sales and engineering. He originally joined SRS Labs in February 1994 and has served side-by-side with Franceschi over the past two and a half years. Kraemer is responsible for SRS Labs' business development activities and has been the company's key technical liaison with customers for over 10 years. He travels widely and serves as the primary interface with the company's OEM customers and platform partners around the world. Kraemer's vast audio technology knowledge has helped to establish him as an audio expert throughout the consumer electronics industry and he has been featured as a speaker at several trade industry events including TI Developer's Conference, CTIA, AES, NAB, Surround 2003, DVD Europe04, and many more. Kraemer has also spearheaded SRS Labs' recent mobile phone initiative and has established strong relationships with market leading OEMs and platform partners throughout the world.

    Joining at the company's inception, Drescher is the most tenured SRS team member and has close relationships with SRS Labs' OEM customers around the world. As the primary marketing contact and brand leader for SRS Labs, her position will now be expanded to take a more decisive role in working with SRS' OEM customers and platform partners on new product rollouts and co-marketing and promotional initiatives.

    Chairman and CEO Thomas C.K. Yuen said, "On behalf of SRS Labs, I personally want to thank Ted for his hard work and diligent contributions to the company during his tenure. We at SRS Labs wish him the best in his future endeavors."

    "We are going to take this opportunity to renew our customer-centric sales and marketing approach," Yuen concluded. "Both Alan and Jennifer are well known within our customer base and throughout the industry and I am confident that we have the ideal team in place to make this a smooth transition for our customers and staff."


    About SRS Labs, Inc.

    SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs' technologies. SRS Labs' subsidiary, Valence Technologies Limited, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.


    Except for historical information contained in this release, statements in this release, including those by Mr. Yuen in paragraphs four and five, are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.


    For further information please contact: Investors, Tami Yanito, +1-949-442-1070 ext. 3093, tami@srslabs.com, or Media, Jennifer Drescher, +1-949-442-1070 ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc.



SOURCE  SRS Labs, Inc.
    -0-                             08/02/2004
    /CONTACT: Investors, Tami Yanito, +1-949-442-1070 ext. 3093, tami@srslabs.com, or Media, Jennifer Drescher, +1-949-442-1070 ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc./
    /Company News On-Call: http://www.prnewswire.com/comp/809275.html / /Web site: http://www.srslabs.com /
    (SRSL)

CO:  SRS Labs, Inc.
ST:  California
IN:  CPR HRD MLM MUS ENT
SU:  PER